Exhibit 23.1

[Printed on KPMG Letterhead]

Consent of Independent Registered Public Accounting Firm

Re:  The Allied Irish Bank Capital Accumulation Retirement Plan and Trust

The Board of Directors

Allied Irish Banks, p.l.c.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Allied Irish Banks, p.l.c. of our report dated June 16, 2004, relating to the statements of financial position of Allied Irish Banks, p.l.c. as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003.

KPMG

/s/ KPMG

Dublin, Ireland

January 14, 2005